Ex 99.2
RESTRICTED STOCK UNIT AGREEMENT
(Performance Vested)
     AGREEMENT made as of the ___day of March, 2009 (the “Grant Date”), by and between Art Technology Group, Inc., a Delaware Corporation (the “Company”), and ___(“you” or the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company (the “Board”) and the shareholders of the Company have approved the Company’s Amended and Restated 1996 Stock Option Plan (the “Plan”); and
     WHEREAS, the Compensation Committee of the Board (the “Committee”) (which is authorized to administer the Plan) has decided to grant you an award of restricted stock units as described herein pursuant to the Plan (the “Restricted Stock Units”); and
     WHEREAS, the Restricted Stock Units are to be evidenced by an Agreement in such form and containing such terms and conditions, as the Committee shall determine;
     NOW, THEREFORE, it is mutually agreed as follows:
     1.     Grant. The Company hereby grants to you, on the terms and conditions set forth herein, an aggregate of ___Restricted Stock Units subject to, and in accordance with, the terms set forth in this Agreement.
     2.     Plan Controls. This Restricted Stock Unit award is and shall be subject in every respect to the provisions of the Company’s Amended and Restated 1996 Stock Option Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof. The Grantee hereby accepts this award subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.
     3.     Performance-Based Vesting. The Restricted Stock Units shall be unvested as of the Grant Date, and shall be subject to performance-based vesting as follows: if the Adjusted Operating Profit of the Company for 2009 (the “2009 AOP”) meets at least 50% of the ATG Adjusted Operating Profit Goal for 2009 defined below, (the “2009 AOP Threshold”), then the Applicable Percentage, as defined below, of the shares subject to this Restricted Stock Unit shall be deemed to have been earned, subject to vesting as set forth below (the “Earned Restricted Stock Units”). “Adjusted Operating Profit” means ATG Adjusted Revenue less GAAP cost of sales and operating expenses, but excluding stock based compensation expenses, restructuring charges and non-cash income tax expenses/benefits, if applicable. The Applicable Percentage shall mean a percentage determined by reference to the amount, if any, by which the ATG Adjusted Revenue (as defined at Exhibit A) for 2009 has exceeded 80% of the ATG Adjusted Revenue Goal for 2009, as more fully set forth under the heading “Payout Table” at Exhibit A, but in no event more than 100%. Each Earned Restricted Stock Unit award shall vest as follows, provided that you are employed by the Company on each vesting date: (i) 25% of the Earned Restricted Stock Units shall vest March 6, 2010 (the “First Vesting Date”) and (ii) an additional 25% of the Earned Restricted Stock Units shall vest upon each of the following three one-year anniversaries of the First Vesting Date (so that the total vesting period shall end March 6, 2013); provided, however, that if the Company achieves its 2009 AOP Threshold and also achieves the Maximum Revenue Target, as set forth on Exhibit A, in any calendar year prior to March 6, 2013, and you remain employed by the Company at such time, this Restricted Stock Unit award shall vest fully.
     If the Company does not meet its 2009 AOP Threshold for 2009, this Restricted Stock Unit award shall terminate and be of no further force or effect, regardless of the performance of the Company (including achieving the Maximum Revenue Target) or a Change in Control of the Company in any future calendar year. In the event of a Change in Control (as such term is defined in your Change of Control Agreement dated April 14, 2008) [or in the case of our CEO, as defined in his Amended and Restated Employment Agreement dated April 14, 2008] of the Company in the current calendar year, the Restricted Stock Units granted under this Agreement shall convert from performance vested Restricted Stock Units to time vested Restricted Stock Units and shall be subject to the terms of your Restricted Stock Unit Agreement (Time Vested) of even date herewith.
     4.     Payment. Upon each vesting date, you shall receive one share of Company Common Stock for each vested Earned Restricted Stock Unit, if any; provided, however, that the number of shares you receive may be reduced by the number of shares sufficient to satisfy the minimum tax withholding obligations as set forth in Section 5 below.
     5.     Withholding. Upon the settlement of Restricted Stock Units pursuant to Section 4 above, the Company, in its discretion, shall either: (i) withhold from issuance a number of shares sufficient to satisfy the minimum tax Federal, state, local and/or payroll taxes of any kind required by law to be withheld with regard to such settlement (“Minimum Withholding Obligation”); or (ii) provide irrevocable instructions to a broker on behalf of the Grantee to sell a number of shares equal in value to the Minimum Withholding Obligation with the proceeds from such sale to be remitted to the Company. By accepting this Restricted Stock Unit award, the Grantee is hereby authorizing the Company to provide such instructions pursuant to (ii) above.
     6.     Performance Based Compensation. Any payment in the form of stock received pursuant to this Restricted Stock Unit is intended to be exempt from the provisions of 162(m) of the Internal Revenue Code as “performance-based” compensation, and no action shall be taken which would cause such payment to fail to satisfy the requirements for such exemption. This Restricted Stock Unit shall be subject to the terms and conditions of Section 10(i) of the Plan.
     7.     Nontransferability. Unless the Committee specifically determines otherwise, the Restricted Stock Units are personal to the Grantee and shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.

     8.     Termination of Employment. Upon your termination of employment, for any reason or no reason, with or without cause, all unvested Restricted Stock Units shall immediately terminate and be of no further force or effect.
     Please indicate your understanding and acceptance of the foregoing by signing and returning a copy of this Agreement.

ART TECHNOLOGY GROUP, INC.

By:

I confirm my understanding of the foregoing and accept the Restricted Stock Unit award described above subject to the terms and conditions described herein. I hereby acknowledge receipt of a copy of the Plan, and agree that the terms of this Restricted Stock Unit award shall be governed by the Plan.

[NAME OF GRANTEE]